CARDERO RESOURCE CORP.

(An Exploration Stage Company)

Consolidated Financial Statements

(Unaudited – Prepared by Management)

April 30, 2006

NOTICE OF NO AUDITOR REVIEW OF

INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection 4.3(3(a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

For further information, please contact:

Michael W. Kinley, Chief Financial Officer

Tel:

(604) 408-7488

Fax:

(604) 408-7499

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Financial Statements

(Unaudited – Prepared by Management)

April 30, 2006

INDEX

Consolidated Financial Statements

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Balance Sheets

(Unaudited – Prepared by Management)

	April 30, 2006	October 31, 2005
		(Audited)
Assets

Current
Cash and cash equivalents	$ 12,773,396	$ 15,206,219
Accounts receivable	796,774	575,436
Prepaid expenses	222,809	464,250

Total Current Assets	13,792,979	16,245,905

Equipment (note 4)	46,855	45,815

Resource Properties (notes 5 and 6)	16,730,960	12,188,346

Total Assets	$ 30,570,794	$ 28,480,066

Liabilities

Current
Accounts payable and accrued liabilities	$ 443,921	$ 809,232

Stockholders' Equity

Capital Stock (note 6)	49,272,969	43,917,324
Contributed Surplus (note 6)	4,141,226	4,975,930
Deficit	(23,287,322)	(21,222,420)

Total Stockholders’ Equity	30,126,873	27,670,834

Total Liabilities and Stockholders’ Equity	$ 30,570,794	$ 28,480,066

Contingent Liabilities (note 9)

Subsequent Events (note 10)

Approved on behalf of the Board:

“Henk Van Alphen” (signed)

.....................................................................  Director

Henk Van Alphen

“Lawrence W. Talbot” (signed)

.....................................................................  Director

Lawrence W. Talbot

See notes to consolidated financial statements.

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Operations and Deficit

 (Unaudited – Prepared by Management)

	Three months ended		Six months ended
	April 30		April 30
	2006	2005	2006	2005

Administrative Expenses
Stock-based compensation (note 6)	$ 26,610	$ 211,250	$ 413,166	$ 762,250
Travel and promotion	172,942	360,116	290,461	909,587
Professional fees (note 7)	111,458	149,568	201,859	278,888
Salaries	152,651	125,786	339,530	276,856
Property evaluations	39,698	299,266	72,897	319,721
Insurance	44,886	-	101,807	9,394
Office costs	70,613	(27,000)	121,617	40,000
Regulatory and transfer agent	66,352	24,608	80,456	98,024
Consulting fees (note 7)	122,133	-	224,147	-
Amortization	3,212	4,353	6,427	8,155

Loss Before Other Items	810,555	1,147,947	1,852,367	2,702,875

Other Items
Interest income	(103,878)	(128,207)	(197,665)	(188,876)
Write-off of resource properties (note 5)	399,854	966,567	399,854	972,167
Foreign exchange loss	6,592	-	10,346	(10,242)

	302,568	838,360	212,535	773,049

Net Loss for Period	1,113,123	1,986,307	2,064,902	3,475,924
Deficit, Beginning of Period	22,174,199	16,249,147	21,222,420	14,759,530

Deficit, End of Period	$ 23,287,322	$ 18,235,454	$ 23,287,322	$ 18,235,454

Loss Per Share (note 2(h))	$ (0.03)	$ (0.05)	$ (0.05)	$ (0.09)

Weighted Average Number of Shares Outstanding	42,836,132	40,937,872	42,442,870	40,582,160

See notes to consolidated financial statements.

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Cash Flows

 (Unaudited – Prepared by Management)

	Three months ended		Six months ended
	April 30		April 30
	2006	2005	2006	2005

Operating Activities
Net loss for period	$ (1,113,123)	$ (1,986,307)	$ (2,064,902)	$ (3,475,924)
Items not involving cash
Amortization	3,212	4,353	6,427	8,155
Stock-based compensation	26,610	211,250	413,166	762,250
Write-off of resource properties	399,854	966,567	399,854	972,167
Changes in Non-Cash Working Capital Items
Accounts receivable	(30,518)	(75,993)	(221,338)	(129,801)
Prepaid expenses	81,259	(63,224)	241,441	(25,479)
Accounts payable and accrued liabilities	(82,214)	6,006	(365,311)	39,983
Cash Used in Operating Activities	(714,920)	(937,348)	(1,590,663)	(1,848,649)

Investing Activities
Resource properties properties properties	(1,419,813)	(1,347,182)	(3,431,468)	(3,236,639)
Purchase of equipment	(6,307)	(7,342)	(7,467)	(10,258)
Cash Used in Investing Activities	(1,426,120)	(1,354,524)	(3,438,935)	(3,246,897)

Financing Activities
Proceeds from shares issued	247,825	1,048,270	2,596,775	5,609,660
Cash Provided by Financing Activities	247,825	1,048,270	2,596,775	5,609,660

Increase (Decrease) in Cash and Cash Equivalents	(1,893,215)	(1,243,602)	(2,432,823)	514,114
Cash and Cash Equivalents, Beginning of Period	14,666,611	18,678,625	15,206,219	16,920,909

Cash and Cash Equivalents, End of Period	$ 12,773,396	$ 17,435,023	$ 12,773,396	$ 17,435,023

Supplemental Cash Flow Information
Shares issued for property option payments	$ 293,000	$ -	$ 1,211,000	$ 1,255,450
Shares issued for data acquisition	$ 300,000	$ -	$ 300,000	$ -
Income tax paid	$ -	$ -	$ -	$ -
Interest paid	$ -	$ -	$ -	$ -

Cash and cash equivalents
Consists of:
Cash	$ 2,773,396	$ 935,023	$ 2,773,396	$ 935,023
Term deposits	$ 10,000,000	$ 16,500,000	$ 10,000,000	$ 16,500,000

CARDERO RESOURCE CORP.

(An Exploration Stage Company)

Notes to Consolidated Financial Statements

Six months ended April 30, 2006 and 2005

(Unaudited – Prepared by Management)

1.

NATURE OF OPERATIONS

Cardero Resource Corp. and its subsidiaries are engaged in the exploration of mineral properties, primarily in Mexico, Peru and Argentina.  The Company considers itself to be an exploration stage company.

The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that any of the Company’s current or future exploration programs will result in profitable mining operations.  The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain financing to complete their development and exploitation, and future profitable operations or sale of the properties.

The investment in and expenditures on resource properties comprise a significant portion of the Company’s assets.

Although the Company has taken steps to verify the title to mineral properties in which it has or has a right to acquire an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title (whether of the Company or of any underlying vendor(s) from whom the Company may be acquiring its interest).  Title to mineral properties may be subject to unregistered prior agreements or transfers, and may also be affected by undetected defects or the rights of indigenous peoples.

Environmental legislation is becoming increasingly stringent and costs and expenses of regulatory compliance are increasing.  The impact of new and future environmental legislation on the Company’s operations may cause additional expenses and restrictions.  If the restrictions adversely affect the scope of exploration and development on the mineral properties, the potential for production on the property may be diminished or negated.

2.

SIGNIFICANT ACCOUNTING POLICIES

(a)

Basis of presentation

These consolidated financial statements include the accounts of Cardero Resource Corp. and its wholly-owned integrated subsidiaries, Cardero Argentina, S.A. (“Cardero Argentina”),  Minerales Y Metales California, S.A. de C.V. (“MMC”) and Cardero Peru S.A.C. (“Cardero Peru”) (collectively, the "Company").   All intercompany transactions and balances have been eliminated.

These financial statements are prepared in accordance with Canadian generally accepted accounting principles and are stated in Canadian dollars.

(b)

Cash and cash equivalents

Securities with original maturities of three months or less are considered to be cash equivalents.

(c)

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and would impact future results of operations and cash flows.

(d)

Amortization

Amortization of equipment is recorded on a declining-balance basis at the following annual rates:

Computer equipment

-

30%

Office equipment

-

30%

(e)

Resource properties

The Company capitalizes all costs related to investments in mineral property interests on a property-by-property basis.  Such costs include mineral property acquisition costs and exploration and development expenditures, net of any recoveries.  Costs are deferred until such time as the extent of mineralization has been determined and mineral property interests are either developed, the property is sold or the Company's mineral rights are allowed to lapse.

All capitalized costs are reviewed, on a property-by-property basis, to consider whether there are any conditions that may indicate impairment.  When the carrying value of a property exceeds its net recoverable amount (as estimated by quantifiable evidence of an economic geological resource or reserve or by reference to option or joint venture expenditure commitments) or when, in the Company’s assessment, it will be unable to sell the property for an amount greater than the deferred costs, the property is written down for the impairment in value.

From time to time the Company may acquire or dispose of a mineral property interest pursuant to the terms of an option agreement.  As such options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable are not recorded at the time of the agreement.  Option payments are recorded as property costs or recoveries when the payments are made or received.

Capitalized costs are depleted over the useful lives of the properties upon commencement of commercial production or written off if the properties are abandoned or the applicable mineral rights are allowed to lapse.

(f)

Foreign currency translation

The functional currency of the Company and all its subsidiaries is the Canadian dollar.  Amounts recorded in foreign currency are translated into Canadian dollars as follows:

i.

Monetary assets and liabilities, at the rate of exchange in effect as at the balance sheet date;

ii.

Non-monetary assets and liabilities, at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities; and

iii.

Interest income and expenses (excluding amortization, which is translated at the same rate as the related asset), at the average rate of exchange for the year.

Gains and losses arising from this translation of foreign currency are included in the determination of net loss for the year.

(g)

Stock-based compensation

The Company accounts for stock options granted to directors, employees and consultants using the fair value method.  The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model and charged to earnings over the vesting period with a corresponding increase in contributed surplus.  Upon exercise of the stock options, consideration received together with the amount previously recognized in contributed surplus is recorded as an increase to capital stock.

(h)

Loss per share

Loss per share computations are based on the weighted average number of common shares outstanding during the year.  Diluted loss per share has not been presented separately as the outstanding options and warrants are anti-dilutive for each of the years presented.

(i)

Revenue recognition

Interest income is recorded on an accrual basis at the stated rate of interest of the term deposit over the term to maturity.

(j)

Asset retirement obligations

An asset retirement obligation is a legal obligation associated with the retirement of tangible long-lived assets the Company is required to settle.  This would include obligations related to future removal of property and equipment, and site restoration costs.  The Company recognizes the fair value of a liability for an asset retirement obligation in the year in which it is incurred when a reasonable estimate of fair value can be made.  The carrying amount of the related long-lived asset is increased by the same amount as the liability.  The adoption of this accounting policy has not affected the Company’s financial statements.

(k)

Income taxes

The Company uses the asset and liability method of accounting for income taxes.  Under this method of tax allocation, future income tax assets and liabilities are determined based on differences between the financial statement carrying values and their respective income tax basis (temporary differences).  Future income tax assets and liabilities are measured using the tax rates expected to be in effect when the temporary differences are likely to reverse.  The effect on future income tax assets and liabilities of a change in tax rates is included in operations in the period in which the change in tax rates is included in operations in the period in which the change is enacted or substantially assured.  The amount of future income tax assets recognized is limited to the amount of the benefit that is more likely then not to be realized.

3.

FINANCIAL INSTRUMENTS

(a)

Fair value

The carrying values of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities approximate their fair values because of the short maturity of these financial instruments.

(b)

Interest rate risk

The Company is not exposed to significant interest rate price risk due to the short-term maturity of its monetary assets and liabilities.

(c)

Credit risk

The Company is exposed to credit risk with respect to its accounts receivable, which consists largely of tax credits receivable from Mexican, Argentinean, Peruvian and Canadian agencies, interest receivable and rent receivable.  Cash and cash equivalents have been placed with a major Canadian financial institution.

(a)

Translation risk

The Company translates the results of its foreign operations into Canadian currency using rates approximating the average exchange rate for the year.  The exchange rates may vary from time to time.  At April 30, 2006, the Company held foreign currencies of CDN $9,813 (MXN 96,944) (October 31, 2005 - CDN $38,090 (MXN 349,772)); CDN $195 (ARS 529) (October 31, 2005 - CDN $118,873 (ARS 304,257)) and CDN$ 37,345 (Peru S/. 108,178) (October 31, 2005 – S/. Nil)) for the purposes of financing operations and capital expenditures in those currencies.

4.

EQUIPMENT

	April 30, 2006			October 31, 2005
		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net
Computer equipment	$ 79,729	$ 43,991	$ 35,738	$ 72,262	$ 38,765	$ 33,497
Office equipment	24,915	13,798	11,117	24,915	12,597	12,318
	$ 104,644	$ 57,789	$ 46,855	$ 97,177	$ 51,362	$ 45,815

5.

RESOURCE PROPERTIES

The Company incurred acquisition and exploration expenditures on its resource properties as follows:

	Mexico	Argentina	Peru	Total
	(note 5(a))	(note 5(b))	(note 5(c))
Balance, October 31, 2003	$ 1,464,929	$ 2,728,953	$ 558,693	$ 4,752,575
Acquisition costs
Cash payments	184,384	551,686	678,625	1,414,695
Common shares issued	680,000	547,500	328,000	1,555,500
	864,384	1,099,186	1,006,625	2,970,195
Deferred exploration costs
Camp costs	521,594	508,134	437,657	1,467,385
Drilling and analysis	47,757	507,686	866,807	1,422,250
Personnel	192,645	215,975	90,734	499,354
	761,996	1,231,795	1,395,198	3,388,989
Total expenditures for the year	1,626,380	2,330,981	2,401,823	6,359,184
Write-offs	-	(4,521,367)	-	(4,521,367)

Balance, October 31, 2004	3,091,309	538,567	2,960,516	6,590,392
Acquisition costs
Cash payments	185,467	843,119	931,735	1,960,321
Common shares issued	169,000	256,900	829,550	1,255,450
	354,467	1,100,019	1,761,285	3,215,771
Deferred exploration costs
Camp costs	218,620	629,597	1,017,559	1,865,776
Drilling and analysis	516,646	78,000	454,243	1,048,889
Personnel	127,155	370,981	160,023	658,159
	862,421	1,078,578	1,631,825	3,572,824
Total expenditures for year	1,216,888	2,178,597	3,393,110	6,788,595
Write-offs	(1,044,407)	(5,600)	(140,634)	(1,190,641)

Balance, October 31, 2005	3,263,790	2,711,564	6,212,992	12,188,346
Acquisition costs
Cash payments	232,582	280,372	93,380	606,334
Common shares issued	-	-	1,211,000	1,211,000
	232,582	280,372	1,304,380	1,817,334
Deferred exploration costs
Camp costs	147,047	281,616	269,893	698,556
Drilling and analysis	1,141,315	266,646	263,265	1,671,226
Personnel	301,030	295,888	158,434	755,352
	1,589,392	844,150	691,592	3,125,134
Total expenditures for period	1,821,974	1,124,522	1,995,972	4,942,468
Write-offs	(151,560)	-	(248,294)	(399,854)

Balance, April 30, 2006	$ 4,934,204	$ 3,836,086	$ 7,960,670	$ 16,730,960

(a)

Mexico

The properties in Mexico consist of the following:

i.

Sirena Project, Baja California State, Mexico

Pursuant to an agreement dated December 12, 2001 between the Company and a private Mexican company, the Company acquired a 100% interest in six mineral concessions located in Baja California State, Mexico, in consideration of the issuance of an aggregate of 400,000 common shares of the Company (issued).   The Company considers this an active project with work programs planned for 2006.

ii.

Acquisition of MMC

Pursuant to an agreement dated September 9, 2002 between the Company and two Mexican individuals, the Company acquired a 100% interest in MMC, a private Mexican corporation that owns 8,055 hectares of mineral concessions situated in Baja California State, Mexico, in consideration of aggregate payments of USD 75,000 and the issuance of an aggregate of 225,000 common shares of the Company (issued).

In addition to the above concessions, pursuant to an agreement made November 3, 2003, between MMC and a Mexican individual, MMC acquired a 100% interest in three mineral concessions covering 30 hectares upon payment of USD 45,000 (paid).

iii.

Coahuila Copper Data Acquisition, Coahuila de Zaragoza State, Mexico

Pursuant to an acquisition agreement dated August 22, 2003 between the Company and two individuals, the Company obtained copies of and non-exclusive rights to use and retain certain property data and other information pertaining to copper prospects in Coahuila de Zaragoza State, Mexico, in consideration of the issuance of an aggregate of 20,000 common shares (issued).

vi.

Crockite IOCG Data Acquisition, Baja California State, Mexico

Pursuant to an agreement dated October 27, 2003 between the Company, an individual and a private B.C. company, the Company acquired all right, title and interest to certain geological information, data and materials with respect to the potential for, and occurrences of, iron oxide copper gold (“IOCG”) type deposits in Baja California State, Mexico, in consideration of the issuance of an aggregate of 200,000 common shares, as follows:

-

100,000 common shares on January 20, 2004 (issued); and

-

100,000 common shares on or before the day that is ten business days from the earliest of the following to occur (issued April 19, 2006):

-

Anglo American Mexico S.A. de C.V. (“Anglo”) having earned an interest in certain mineral concessions situated in Baja California State in accordance with and pursuant to the agreement between Anglo and the Company (the “Anglo Agreement” as described in note 5(a)(v));

-

The Company having been advised by Anglo that Anglo has incurred aggregate Exploration Expenditures (as defined in the Anglo Agreement) of not less than USD 2,000,000; and

-

If the Anglo Agreement is terminated prior to Anglo having incurred USD 2,000,000 in Exploration Expenditures, then upon Anglo, the Company or any third party that subsequently enters into an agreement with the Company to earn an interest in the Company’s IOCG properties in Baja California State collectively having incurred Exploration Expenditures of not less than USD 2,000,000.

v.

Baja IOCG Project, Baja California State, Mexico

Pursuant to an agreement dated December 1, 2002 (as amended by an agreement dated November 26, 2003) between the Company and Anglo, Anglo has agreed to manage and fund exploration expenditures for the identification and acquisition of not less than one mineral concession within an area of interest measuring approximately 50,050 square kilometres in size.  Anglo can earn a 70% interest in the mineral concession(s) so acquired, as well as in certain mineral concessions held by the Company, and a 70% interest in a new Mexican company to be formed to hold such concessions, by incurring aggregate exploration expenditures of not less than USD 3,700,000, as follows:

-

USD 200,000 on or before December 1, 2003 (incurred);

-

USD 800,000 on or before December 1, 2004 (incurred);

-

USD 1,200,000 on or before December 1, 2005 (incurred); and

-

USD 3,700,000 on or before December 1, 2006.

Upon Anglo incurring an aggregate USD 3,700,000 of exploration expenditures, a joint venture will be formed, with each party required to contribute its pro rata share of all future exploration expenditures.  A non-participating party can be diluted to a minimum 10% working interest, below which percentage its interest would be automatically converted to a 5% net profit interest.

Pursuant to an amending agreement dated June 30, 2005 between the Company and Anglo, the Company has assumed operatorship of the project.  Under the terms of the amending agreement, the Company must incur exploration expenditures of not less than USD 500,000 within a 12-month period and, upon doing so, will have earned an additional 10% interest, thereby increasing its retained interest in the project to 40% upon the exercise by Anglo of its option.  Upon having incurred the required USD 500,000 in exploration expenditures, the Company may either elect to terminate its expenditure period by delivering a resumption notice to Anglo, or may elect to remain as operator and continue to incur exploration expenditures.  If the Company elects to continue incurring exploration expenditures following the USD 500,000 having been incurred, it will earn an additional one-tenth of one percent (0.1%) interest for each additional USD 10,000 of exploration expenditures incurred.  If the Company elects to continue incurring exploration expenditures (see subsequent event (Note 10), at such time as it has incurred an aggregate of USD 1,400,000 (and has thereby increased its retained interest to 49% upon the exercise by Anglo of its option), it must deliver an election request notice to Anglo.  Upon receipt by Anglo of a resumption notice or an election request notice, Anglo must (unless it otherwise so elects) immediately resume incurring aggregate Exploration Expenditures of USD 3,700,000 in order to earn its interest in the project (which will range from 60% to 51%, depending upon the amount of exploration expenditures incurred by the Company prior to the delivery of a resumption notice) with the original exploration expenditure dates extended to take into account the time the Company acted as operator.  If the Company delivers a resumption notice, or if the Company delivers an election request notice and Anglo elects to continue incurring exploration expenditures, and thereafter Anglo fails to maintain its option in good standing, the Company may terminate the agreement.  If the Company delivers an election request notice and Anglo does not elect to resume incurring exploration expenditures, the agreement is automatically terminated.  In either case, in the event of termination, the Company will retain its 100% interest in the project, with Anglo having no residual interest therein.

The Company is currently actively exploring this property with programs planned for 2006. As at April 30, 2006, total expenditures on this property exceeded 10% of the Company’s total assets as disclosed in the following table presented on a comparative basis for the respective six month periods to April 30:

	2006	2005
Beginning balance	$ 1,901,958	$ 1,347,059
Acquisition costs	218,830	-
Deferred exploration costs:
Camp costs	108,012	31,266
Drilling and analysis	949,552	-
Personnel	285,433	24,689
Balance, April 30	$ 3,463,785	$ 1,403,014

vi.

Franco Project, San Luis Potosi State, Mexico

Pursuant to an agreement dated August 29, 2003 and accepted on September 3, 2003, as amended by agreements dated October 1, 2004 and September 13, 2005, between the Company and a private Mexican company, the Company can acquire a 100% interest (subject to a 2% Net Smelter Return (“NSR”) retained by the vendor) in the Franco Project, San Luis Potosi State, Mexico, upon completion of the following:

Payments aggregating USD 1,145,000, as follows:

-

USD 15,000 on or before September 18, 2003 (paid);

-

USD 20,000 on or before March 24, 2004 (paid);

-

USD 30,000 on or before January 13, 2005 (paid);

-

USD 30,000 on or before October 3, 2005 (postponed due to force majeure);

-

USD 100,000 on or before October 3, 2006;

-

USD 150,000 on or before October 3, 3007; and

-

USD 800,000 on or before October 3, 2008.

Exploration expenditures on the property aggregating USD 1,050,000, as follows:

-

USD 50,000 on or before October 3, 2005 (postponed due to force majeure);

-

USD 200,000 on or before October 3, 2006;

-

USD 300,000 on or before October 3, 2007; and

-

USD 500,000 on or before October 3, 2008.

If the Company terminates the agreement before incurring not less than USD 250,000 of exploration expenditures, then the Company is required to pay to the vendor the difference between USD 250,000 and the amount of exploration expenditures actually incurred.  The Company can buy one-half (being 1%) of the NSR retained by the vendor at any time for USD 2,000,000.

On November 5, 2003, the Company optioned the property to a public B.C. company (the “Optionee”) whereby the Optionee could acquire a 50% interest by paying the Company the sum of USD 50,000, making the underlying USD 20,000 and USD 60,000 payments above and incurring cumulative exploration expenditures of USD 250,000 above.  On November 2, 2004, the Optionee returned the property to the Company and all funds advanced by the Optionee to the Company (which was the operator) to incur exploration expenditures were returned to the Optionee.

On November 18, 2005, as a result of the inability of the Company to obtain safe and unrestricted access to the Franco property in order to carry out exploration work, the Company declared an event of force majeure, effective as and from September 19, 2005, thereby suspending all ongoing obligations to make payments to the vendor or to incur any exploration expenditures.  The Company is attempting to resolve the issues giving rise to the force majeure but has, as of April 30, 2006, been unable to do so.  The Company plans to drill this property as soon as access is safe and unrestricted.

vii.

La Zorra Project, Sonora State, Mexico

The La Zorra Project (formerly, the “Gachupines Project”) consists of two exploration concessions and two exploitation concessions located in Sonora State, Mexico.

Pursuant to an agreement dated October 23, 2003, and accepted on October 30, 2003, between the Company and a private Mexican company, the Company had the right to earn a 100% interest, subject to a 2% NSR retained by the vendor, in two exploration concessions comprised in the La Zorra Project, on completion of the following:

Payment of an aggregate of USD 320,000, as follows:

-

USD 5,000 on October 30, 2003 (paid);

-

USD 15,000 on or before April 30, 2004 (paid);

-

USD 30,000 on or before October 30, 2004 (paid);

-

USD 60,000 on or before October 30, 2005;

-

USD 90,000 on or before October 30, 2006;

-

USD 120,000 on or before October 30, 2007;

Exploration expenditures on the property aggregating USD 85,000 before May 30, 2004 (completed).

Issuing an aggregate of 255,000 common shares of the Company, as follows:

-

5,000 common shares within 10 business days of TSXV acceptance (issued);

-

50,000 common shares on or before April 30, 2004 (issued);

-

50,000 common shares on or before October 30, 2004 (issued);

-

50,000 common shares on or before October 30, 2005;

-

50,000 common shares on or before October 30, 2006; and

-

50,000 common shares on or before October 30, 2007.

The Company had the right to buy one-half (being 1%) of the NSR retained by the vendor at any time for USD 1,000,000.

Pursuant to a lease with option to purchase executed May 19, 2004 between the Company and four Mexican individuals, the Company had the right to acquire a 100% interest, subject to a 1% NSR retained by the vendors, in one of the exploitation concessions comprised in the La Zorra Project upon payment of USD 10,000 on execution (paid) and further payments aggregating USD 890,000 over five years to May 19, 2009.  The Company had the right to buy the NSR retained by the vendors at any time for USD 1,000,000.

Pursuant to a lease with option to purchase executed October 6, 2004 between the Company and two Mexican individuals, the Company had the right to acquire a 100% interest, subject to a 1% NSR retained by the vendor, in one of the exploitation concessions comprised in the La Zorra Project upon payment of USD 10,000 on execution (paid) and further payments aggregating USD 265,000 over four years to October 6, 2008.  The Company had the right to buy the NSR retained by the vendors at any time for USD 300,000.

In the fiscal year ended October 31, 2005, the Company returned all of the concessions comprised in the La Zorra project to the respective vendors thereof and $1,038,942 in associated acquisition and exploration costs was written off.

.

(b)

Argentina

i.

Olaroz Silver Project, Jujuy Province, Argentina, consisting of the following concessions:

-

Providencia Norte Concession, Jujuy Province, Argentina

Pursuant to an agreement dated August 8, 2002 between the Company and a private Argentinean company, the Company had the right to earn a 100% interest (subject to a 1.5% NSR payable to the vendor) in the Providencia Norte Concession, Jujuy Province, Argentina.

During the fiscal year ended October 31, 2004, the Providencia Norte Concession was abandoned and $685,500 in associated acquisition and exploration costs was written off.

-

La Providencia Concession, Olaroz District, Jujuy Province, Argentina

Pursuant to an agreement dated August 8, 2002 between the Company and an Argentinean individual, the Company had the right to earn a 100% interest in the La Providencia concession upon payment of an aggregate of USD 365,000.

During the fiscal year ended October 31, 2004, the La Providencia Concession was abandoned and $3,598,881 in associated acquisition and exploration costs was written off.

-

Olaroz Chico and Tola Concessions, Jujuy Province, Argentina

Pursuant to an agreement dated May 8, 2002 (as amended on August 8, 2002) among the Company and two Argentinean individuals, the Company had the right to earn a 100% interest (subject to a 2% NSR payable to the vendors) in two concessions upon making an aggregate of USD 475,000 in payments.

During the fiscal year ended October 31, 2004, the Olaroz Chico and Tola Concessions were abandoned and $97,370 in associated acquisition and exploration costs was written off.

-

La Libertad Concession, Jujuy Province, Argentina

Pursuant to an agreement dated April 17, 2003 between the Company and an Argentinean individual, the Company had the right to acquire a 100% interest in one mineral concession located in Jujuy Province in consideration of payments aggregating USD 100,000.

During the fiscal year ended October 31, 2005, the Company returned the property to the vendor and $5,600 in associated acquisition and exploration costs was written off.

ii.

Chingolo Silver Project, Jujuy Province, Argentina, consisting of the following concessions:

-

Cavok Property, Jujuy Province, Argentina

Pursuant to an agreement dated May 22, 2002 between the Company and a private Argentinean company, the Company has the right to acquire a 100% interest in three mineral concessions in Jujuy Province, Argentina, by making a payment of USD 10,000 on or before October 18, 2002 (paid) and issuing an aggregate of 250,000 common shares, as follows:

-

50,000 common shares on or before October 18, 2002 (issued);

-

100,000 common shares on or before October 18, 2003 (issued); and

-

100,000 common shares on or before October 18, 2006.

Two of these concessions form part of the Olaroz Silver Project (Note 5(b)(i)) and, during the fiscal year ended October 31, 2004, these two concessions were written down by $4,381,701 to a nominal value of $1.  The third concession forms part of the Chingolo Silver Project.

-

Cozzi Property, Jujuy Province, Argentina

Pursuant to an agreement dated December 9, 2002 between the Company and an Argentinean individual, the Company purchased a 100% interest in three mineral concessions located in Jujuy Province, Argentina, in consideration of 100,000 common shares issued to such individual.

The Company considers this an active property, although we have no work programs planned for 2006.

iii.

Cerro Atajo Project, Catamarca Province, Argentina

In order to acquire an interest in the Cerro Atajo project, consisting of 17 mineral concessions in Catamarca Province, Argentina, the Company has entered into two agreements involving Sociedad Minera Catamarquena de Economia Mixta (“Somicadem”), a governmental corporation owned as to 51% by the Province of Catamarca and 49% by two private Argentinean companies (the “Shareholders”).  Somicadem is the holder of the Cerro Atajo property.  The first of these agreements is with respect to the acquisition by the Company of the interest of the Shareholders in Somicadem and the second is with respect to the acquisition by the Company from Somicadem of the rights to explore and exploit the property itself.

Pursuant to the first agreement, dated August 24, 2004 (as amended by an agreement dated December 10, 2004), among the Company and the Shareholders, the Company has the option to acquire the 49% of the issued capital stock of Somicadem from the Shareholders, together with all of the interest of the Shareholders in their existing Exploration, Exploitation and Mining Lease Agreements dated September 10, and 13, 1991 (collectively, the “Existing Lease”) with Somicadem relating to the Cerro Atajo property.  In order to exercise the option, the Company is required to pay the Shareholders an aggregate of USD 11,650,000, and issue 1,750,000 common shares to the Shareholders, as follows:

Payments

-

USD 300,000 upon the Company having completed its due diligence (as provided for below) following the Company having entered into a satisfactory amendment to the Existing Lease (which occurred, and the payment was made, on January 12, 2005);

-

USD 350,000 on or before January 12, 2006 (subsequently re-negotiated for six months to June 12, 2006);

-

USD 1,000,000 on or before January 12, 2007;

-

USD 2,000,000 on or before January 12, 2008;

-

USD 3,000,000 on or before January 12, 2009; and

-

USD 5,000,000 on or before January 12, 2010.

Share Issuances

-

100,000 common shares on or before January 12, 2006 (subsequently re-negotiated for six months to June 12, 2006);

-

150,000 common shares on or before January 12, 2007;

-

500,000 common shares on or before January 12, 2008; and

-

1,000,000 common shares on or before January 12, 2009.

At the election of the Company, it can settle the obligation to issue some or all of the foregoing common shares by making payments to the Shareholders equal to USD 5 per share (up to USD 8,750,000 in total).

Pursuant to the second agreement, which is a modification agreement dated January 12, 2005 among the Shareholders, Somicadem and the Company to amend the Existing Lease, the Company has the right to carry out prospecting, exploration, development and exploitation activities at Cerro Atajo, and the option to enter into a 40-year mining lease.  In order to maintain the exploration rights and option to enter into a mining lease in good standing, the Company is required to complete the following:

Payments to the Province of Catamarca aggregating USD 550,000, as follows:

-

USD 50,000 on execution of the modification agreement (paid);

-

USD 100,000 on or before January 12, 2007;

-

USD 100,000 on or before January 12, 2008;

-

USD 100,000 on or before January 12, 2009;

-

USD 100,000 on or before January 12, 2010; and

-

USD 100,000 on or before January 12, 2011.

Exploration expenditures of not less than USD 1,525,000 on or before January 12, 2011 (to be incurred in carrying out a prescribed program of work).

If the Company exercises the mining lease option (which must be exercised on or before March 12, 2011), it will be required to make aggregate payments of USD 27,000,000 to the Province of Catamarca, as follows:

-

USD 10,000,000 following a production decision and prior to the commencement of production; and

-

USD 17,000,000 during the first two years of production.

In addition, the Company will be required to pay to the Province of Catamarca a royalty consisting of 15% of the net profits realized by the Company from the exploitation of the property.

The Company is currently actively exploring this project.

iv.

Cerro Juncal Property, Salta Province, Argentina

Pursuant to an agreement dated November 12, 2004 between the Company and a private Argentinean company, the Company has the right to acquire a 100% interest, subject to a 0.5% NSR to the vendor, in two mineral concessions (approximately 2,600 hectares) in Salta Province, Argentina, in consideration of payment to the Vendor of USD 2,000,000 on or before the date that is three years after the Company commences exploration on the property.  Prior to the exercise of the purchase option, the Company is required to pay the vendor an aggregate of USD 360,000 in order to keep the purchase option in good standing, as follows:

-

USD 25,000 on signing (paid);

-

USD 60,000 on or before November 12, 2005 (paid);

-

USD 50,000 on or before May 12, 2006; (subsequently paid)

-

USD 75,000 on or before November 12, 2006; and

-

USD 150,000 on or before May 12, 2007.

If the Company exercises the option to purchase the property prior to May 12, 2007, the requirement to make any remaining option payments outlined above ceases.  Commencing with the fifth year after execution of the agreement if, in such year or any subsequent year prior to the exercise of the purchase option, the Vendor has not received at least USD 100,000 pursuant to the NSR in such year, the Company is required to pay to the vendor the difference between USD 100,000 and the amount received by the vendor pursuant to the NSR.

The Company has the option to purchase the 0.5% NSR at any time for the sum of USD 1,000,000.

The Company considers this an active property with work programs planned for 2006.

v.

Huachi Property, Argentina

Pursuant to an agreement dated June 13, 2005 between the Company and a private Argentinean company, the Company can acquire a 100% interest in 30 mining concessions referred to as the Huachi Property in the Province of San Juan, Argentina.  In order to maintain the option in good standing and to be permitted to carry out exploration activities prior to such exercise, the Company is required to make payments and incur exploration expenditures as follows:

Payments of USD 5,500,000, as follows:

-

USD 70,000 on June 13, 2005 (paid);

-

USD 70,000 on or before April 13, 2006 (paid);

-

USD 200,000 on or before June 13, 2007;

-

USD 600,000 on or before April 13, 2008;

-

USD 1,000,000 on or before June 13, 2009; and

-

USD 3,560,000 on or before June 13, 2010.

Exploration expenditures of USD 2,000,000, as follows:

-

USD 750,000 on or before December 13, 2007; and

-

USD 1,250,000 on or before June 13, 2010.

The Company is currently exploring this property with work programs planned for 2006.

vi.

Other Argentinean Properties

-

Organullo Property, Salta Province, Argentina

Pursuant to an agreement dated October 1, 2004 between the Company and an Argentinean individual, the Company purchased a 100% interest in eight mineral concessions in Salta Province, Argentina, in consideration of the issuance of 70,000 common shares.  These common shares were issued during the fiscal year ended October 31, 2005.

The Company considers this an active property.

-

Mina Angela Property, Chubut Province, Argentina

Pursuant to an agreement dated April 25, 2004 between the Company and a private Argentinean company, the Company can acquire a 100% interest in 44 mineral concessions in Chubut Province, Argentina, subject to a 1% NSR to the vendor, in consideration of aggregate cash payments to the vendor of USD 400,000, as follows:

-

USD 50,000 on or before April 25, 2005 (paid);

-

USD 50,000 on or before April 25, 2006 ($10,000 paid with an extension to July 25, 2006 to pay the balance);

-

USD 150,000 on or before April 25, 2007; and

-

USD 150,000 on or before April 25, 2008.

The Company is required to carry out a program of work on the property as agreed between the vendor and the Company, but the extent and cost thereof have not yet been agreed.  The Company has the option to purchase the 1% NSR royalty from the vendor for the sum of USD 500,000 at any time.

The Company considers this an active project.

-

Condor Yacu and Relincho Concessions, Catamarca Province, Argentina

Pursuant to an agreement dated June 27, 2001 (as amended on January 21, 2002 and January 10, 2003) between the Company and an Argentinean individual, the Company had the right to acquire a 100% interest in certain mining concessions located in Catamarca Province by making aggregate payments of USD 1,050,000.

The Condor Yacu and Relincho concessions were returned to the original vendors during the fiscal year ended October 31, 2004 and $139,666 in associated acquisition and exploration costs was written off.

(c)

Peru

i.

Marcona Project, Lucanas, Nazca and Caraveli Provinces, Peru (Carbonera and Daniella Properties)

Pursuant to option agreements dated October 1, 2003 and October 23, 2003 between the Company and a private Peruvian company, the Company acquired mineral concessions covering approximately 30,000 hectares in Lucanas, Nazca and Caraveli Provinces, Peru.  Approximately 10,500 hectares of these concessions are subject to an underlying agreement with Rio Tinto Mining and Exploration Limited (“Rio Tinto”).  The private company holds the exclusive right and option to acquire a 100% interest from Rio Tinto, subject to a 0.5% NSR to Rio Tinto, by incurring USD 450,000 in exploration expenditures over three years ending August 22, 2006 and  by paying Rio Tinto USD 500,000 (of which USD 50,000 has been paid) on or before January 27, 2008.  The Company can earn a 100% interest in all 30,000 hectares by assuming and performing all commitments to Rio Tinto pursuant to the underlying agreement, paying the vendor an aggregate of USD 120,000 (paid) and issuing an aggregate of 650,000 common shares to the vendor, as follows:

-

150,000 common shares on TSXV acceptance (issued);

-

100,000 common shares on or before May 28, 2004 (issued);

-

200,000 common shares on or before November 28, 2004 (issued); and

-

200,000 common shares on or before November 28, 2005 (issued).

The Company is currently actively exploring this project with work programs planned for 2006.

ii.

Pampa de Pongo Property, Caraveli Province, Peru

Pursuant to an option agreement dated February 2, 2004 between the Company and a private Peruvian company, the Company can acquire a 100% interest in mineral concessions covering approximately 8,000 hectares in Caraveli Province, Peru.  The private Peruvian company holds the exclusive right and option to acquire a 100% interest in these concessions from Rio Tinto in consideration of the payment to Rio Tinto of aggregate payments of USD 500,000 over four years. The Company can earn a 100% interest in the property by assuming all of the obligations of the private company pursuant to the underlying agreement with Rio Tinto, and making the following payments and share issuances:

Payments aggregating USD 130,900 as follows:

-

USD 65,900 on or before March 12, 2004 (for back taxes on the property) (paid); and

-

USD 65,000 on or before March 12, 2004 (paid).

Issuance of an aggregate of 70,000 common shares, as follows:

-

35,000 shares on or before March 12, 2004 (issued); and

-

35,000 shares on or before September 12, 2004 (issued).

The Company is currently actively exploring this property with work programs planned for 2006.

iii.

Katanga Property, Chumbirilcas Province, Peru

Pursuant to an option agreement dated October 1, 2004 between the Company and a private Peruvian company, the Company can acquire a 100% interest in approximately 9,560 hectares of mineral concessions in Chumbirilcas Province, Peru.

The private Peruvian company holds the exclusive right and option to acquire a 100% interest in these concessions from a group of vendors comprised of three private Peruvian companies and two Peruvian individuals (“Underlying Vendors”).  The private Peruvian company has the right to acquire a 100% interest in the subject concessions in consideration of aggregate payments of USD 1,900,000 over five years. The Company can acquire a 100% interest in the concessions by assuming the obligations of the private Peruvian company to the Underlying Vendors and making aggregate payments to the private Peruvian company of USD 501,000, as follows:

-

USD 261,000 on or before the execution of the agreement (paid); and

-

USD 240,000, as to USD 10,000 on or before November 1, 2004 and as to the balance on or before the first day of each succeeding month (paid).

The Company has returned a significant portion of the underlying claims to the vendor and accordingly, has recognized a write-down of $248,294 during the current period. The balance of the claims continue to be evaluated for further exploration potential.

iv.

Iron Sands Project, Nazca Province, Peru

The Company’s Iron Sands Project consists of approximately 32,000 hectares of unconsolidated and semi-consolidated mineral bearing sands, the rights to which are encompassed by the mineral claims comprising the Carbonera and Daniella properties (Note 5(c)(i)), and an additional 39 mineral claims acquired by staking at a cost of USD 77,000, in the Department of Arequipa, Peru.

The Company has entered into an agreement dated October 20, 2005 with the Peruvian subsidiary of a public B.C. company (the “Optionee”), whereby the Company has granted the Optionee the right to earn a 70% interest in the “hard rock” mineral rights (thereby excluding the unconsolidated and semi-consolidated mineral sands on such claims) accruing to the mineral claims comprising the Iron Sands project.  In order to exercise the option, the Optionee is required to incur an aggregate of USD 3,000,000 in expenditures over four years to November 18, 2009 and perform all of the obligations of the Company under the underlying agreements with respect to the Carbonera and Daniella properties (Note 5(c)(i)), including making all payments and incurring all exploration expenditures required thereunder.  Upon the Optionee having earned its 70% interest, the Optionee and the Company will incorporate a new Peruvian company to hold such rights, in which the Optionee and the Company will hold a 70% and a 30% interest therein, respectively.  Each party will thereafter be required to contribute its pro rata share of future expenditures, and a party failing to contribute will have its interest in the joint venture company diluted.  At such point as a party’s interest in the joint venture company is reduced to 10%, such interest will be acquired by the joint venture company in exchange for the grant to the diluted party of a 1% NSR.

The Company is currently actively exploring this property with work programs planned for 2006.

v.

Lircay Project, Huancavelica Province, Peru

Pursuant to an option agreement between the Company and a private Peruvian company made as of May 15, 2005, the Company had the option to acquire a 100% interest in 15 mineral claims located in the Department of Huancave, Peru, covering approximately 9,000 hectares by making a payment of USD 60,000 upon signing (paid), issuing the following shares and incurring the following exploration expenditures:

An aggregate of 300,000 common shares, as follows:

-

100,000 shares on or before November 15, 2005;

-

100,000 shares on or before November 15, 2006; and

-

100,000 shares on or before November 15, 2008.

Exploration expenditures of USD 1,000,000, as follows:

-

USD 50,000 on or before May 15, 2006;

-

an additional USD 150,000 on or before May 15, 2007;

-

an additional USD 300,000 on or before May 15, 2008; and

-

an additional USD 500,000 on or before May 15, 2009.

In addition, three of the claims (1,200 hectares) were subject to an agreement with an underlying vendor, and the Company was required to assume the obligations of the private Peruvian company thereunder.

The Lircay property was returned to the vendor during the fiscal year ended October 31, 2005 and $140,634 in associated acquisition and exploration costs was written off.

vi.

Corongo Project, Huanuco Province, Peru

Pursuant to an option agreement between the Company and a private Peruvian company made as of May 15, 2005, the Company has the option to acquire a 100% interest in 10 mineral claims located in the Department of Ancash, Peru covering approximately 6,400 hectares by making a payment of USD 40,000 upon signing (paid) and issuing an aggregate of 300,000 common shares, as follows:

-

100,000 shares on or before 10 days after the date of regulatory acceptance (issued);

-

100,000 shares on or before November 15, 2006; and

-

100,000 shares on or before May 15, 2008.

The Company is currently actively exploring this property with work programs planned for 2006.

6.

CAPITAL STOCK

(a)

Authorized

100,000,000 Common shares without par value

(b)

Issued and outstanding

	Six months ended April 30, 2006		Year ended October 31, 2005
	Number of Shares	Amount	Number of Shares	Amount

Balance, beginning of period	41,685,239	$43,917,324	38,247,958	$34,666,470
Issued during the period:
For cash:
On exercise of share purchase warrants	-	-	2,121,781	4,803,410
On exercise of share options	957,200	2,596,775	960,500	2,249,000
	957,200	2,596,775	3,082,281	7,052,410

Pursuant to resource property options	300,000	1,211,000	355,000	1,255,450
Pursuant to data purchases	100,000	300,000	-	-
Reallocated from contributed surplus	-	1,247,870	-	942,994
	400,000	2,758,870	355,000	2,198,444

Balance, end of period	43,042,439	$ 49,272,969	41,685,239	$43,917,324

(c)

Contributed Surplus

	Six months ended April 30, 2006	Year ended October 31, 2005

Balance, beginning of period	$ 4,975,930	$ 3,520,528
Stock-based compensation	413,166	2,398,396
Reallocated to capital stock	(1,247,870)	(942,994)

Balance, end of period	$ 4,141,226	$ 4,975,930

Contributed surplus arising from stock options exercised in 2004 for which stock-based compensation had been recorded, totalling $653,780, should have been reallocated to capital stock.  This adjustment has been included above and the 2005 opening balance restated accordingly.

(d)

Stock options

The Company has a stock option plan whereby the Company may grant options to directors, officers, employees and consultants of up to 10% of the common shares outstanding at the time of grant.  The exercise price of each option is equal to or higher than the market price of the Company’s common shares at the date of the grant.  The option term and vesting period is determined by the board of directors within regulatory guidelines.

A summary of the status of the stock option plan as of April 30, 2006, and changes during the periods ended on those dates is presented below:

	Six months ended April 30, 2006		Year ended October 31, 2005
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Options outstanding, beginning of period	3,642,000	$2.83	3,477,500	$2.60
Expired/Forfeited	(75,000)	$(3.25)	(50,000)	$(2.50)
Exercised	(957,200)	$(2.71)	(960,500)	$(2.34)
Granted	200,000	$4.00	1,175,000	$3.16
Options outstanding, end of period	2,809,800	$2.94	3,642,000	$2.83

Stock options outstanding are as follows:

	April 30, 2006			October 31, 2005
Expiry Date	Exercise Price	Number of Shares	Exercisable At Period End	Exercise Price	Number of Shares	Exercisable At Year End

January 27, 2006	$2.35	-	-	$2.35	487,500	487,500
April 16, 2006	$3.25	-	-	$3.25	350,000	350,000
June 11, 2006	$2.50	1,229,000	1,229,000	$2.50	1,329,500	1,329,500
October 6, 2006	$3.25	300,000	300,000	$3.25	300,000	300,000
November 16, 2006	$3.25	350,000	350,000	$3.25	350,000	300,000
June 9, 2007	$3.25	305,800	303,717	$3.25	400,000	381,250
July 29, 2007	$3.00	200,000	200,000	$3.00	200,000	200,000
September 1, 2007	$3.00	225,000	225,000	$3.00	225,000	225,000
January 11, 2008	$4.00	200,000	200,000
		2,809,800	2,807,717		3,642,000	3,573,250

During the six month period ended April 30, 2006 and 2005, the Company used the fair value method for determining compensation expense for all options granted during the period.  The fair value was determined using the Black-Scholes option pricing model based on the following assumptions.

	Six months ended April 30, 2006	Six months ended April 30, 2005

Expected life (years)	2.0	2.0
Interest rate	3.83%	3.3%
Volatility	60.68%	84.0%
Dividend yield	0.00%	0.00%

During the six month period ended April 30, 2006, 240,625 (2005 – 525,000) options vested.  Stock-based compensation charge of $413,166 (2005 - $762,250) resulted from amortizing the compensation expense over the vesting period.

(e)

Share purchase warrants

At April 30, 2006 and October 31, 2005, the following common share purchase warrants were outstanding entitling the holders thereof the right to purchase one common share for each warrant.  On March 17, 2006, the warrants expired unexercised.

	Six months ended April 30, 2006		Year ended October 31, 2005
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Warrants exercisable, beginning of period	2,600,000	$3.50	5,000,661	$2.53
Expired	(2,600,000)	$(3.50)	(278,880)	$(3.29)
Exercised	-	-	(2,121,781)	$(2.26)

Warrants exercisable, end of period	-	$Nil	2,600,000	$3.50

7.

RELATED PARTY TRANSACTIONS

During the six months ended April 30, 2006 and 2005, the Company incurred the following expenses paid to directors of the Company or companies with common directors:

	2006	2005
Professional fees	$ 92,971	$ 82,518
Consulting fees	99,490	-
Fees charged to investment in and
expenditures on resource properties	-	2,612
	$ 192,461	$ 85,130

At April 30, 2006 there was $40,799 (October 31, 2005 - $24,816) included in accounts payable and accrued liabilities owing to related parties. Professional fees include $92,971 (2005 - $181,049) paid to a law firm of which a director is a partner.

These charges were measured by the exchange amount, which is the amount agreed upon by the transacting parties and are on terms and conditions similar to non-related entities.

Effective October 1, 2005, the Company retained Mr. Carlos Ballon of Lima, Peru, to provide management services on behalf of the Company in Peru through his private Peruvian company, Minera Koripampa del Peru S.A. for a fee of USD 10,000 per month and has been expensed to consulting fees.  As such, Mr. Ballon is now a related party with respect to the Company.  Prior to Mr. Ballon becoming a related party, the Company entered into a number of mineral property acquisition/option agreements to acquire interests in mineral properties from either Minera Koripampa del Peru S.A. or Sudamericana de Metales Peru S.A., another private Peruvian company controlled by Mr. Ballon.  Such property transactions include those with respect to the Carbonera and Daniella Properties (Note 5(c)(i)), the Pampa de Pongo Property (Note 5(c)(ii)), the Katanga Property (Note 5(c)(iii), the Lircay Project (Note 5(c)(v)) and the Corongo Project (Note 5(c)(vi)).

8.

INCOME TAX LOSSES

	Six months ended April 30, 2006	Six months ended April 30, 2005

Income tax benefit computed at Canadian statutory rates	$ (704,132)	$ (1,216,573)
Permanent differences	140,890	266,788
Write-down of properties	136,350	340,258
Other temporary differences	(18,598)	2,854
Unrecognized tax losses	445,490	606,673

	$ -	$ -

The components of future income tax assets are as follows:

	April 30, 2006	October 31, 2005

Future income tax assets
Non-capital loss carry-forwards for
Canadian income tax purposes	$ 8,615,023	$ 7,308,600
Difference between undepreciated capital cost
over net book value of property and equipment	(7,438)	(6,398)
Cumulative eligible capital deduction	54,712	54,712
Unused cumulative foreign exploration and
development expenditures	2,417,823	2,017,969

	11,080,120
Tax rate	34%	34%
	3,778,321	3,196,835
Less: Valuation allowance	(3,778,321)	(3,196,835)

	$ -	$ -

The valuation allowance reflects the Company's estimate that the tax assets, more likely than not, will not be realized.

The Company has available approximate non-capital losses that may be carried forward to apply against future years' income for Canadian income tax purposes.  The losses expire as follows:

Available to	Amount

2006	$ 52,300
2007	115,500
2008	145,300
2009	362,200
2010	817,500
2014	1,446,600
2015	4,369,200
2016	1,306,423

$ 8,615,023

The Company also has approximately $1,098,200 of capital losses that can be applied against future capital gains taxable in Canada, which carry-forward indefinitely.  The benefit of these losses has not been recorded in these financial statements.

9.

CONTINGENT LIABILITIES

On May 20, 2004, Western Telluric Resources Inc. (“Western Telluric”) and Minera Olympic, S. de R.L. de C.V. (“Minera”) (collectively, the “Plaintiffs”) commenced an action in the British Columbia Supreme Court (Vancouver Registry, No. S042795) against the Company and James Dawson, Murray McClaren and their respective companies, Dawson Geological Consultants Ltd. and 529197 B.C. Ltd. (carrying on business as Crockite Resources).  The pleadings are closed and documents have been exchanged.  Discoveries have been partially completed, and trial is currently set for March 2007.

The Company is not currently in a position to quantify the potential exposure to the Company or the potential recovery that may be had pursuant to the Company’s counterclaim.  No specific amounts are claimed in either the Statement of Claim or the Counterclaim.  The Plaintiffs have not delivered any evidence with respect to quantum.  In addition, the size of any damage award against the Company may be affected by results of work on the subject mineral properties between April 30, 2006 and trial.  Accordingly, no provision for the outcome has been included in these financial statements.  Any outcome, if any, will be recorded in future periods as they become known.

10.

SUBSEQUENT EVENTS

Subsequent to April 30, 2006, the following events occurred:

a)

On May 2, 2006, the Company granted 1,400,000 stock options exercisable at a price of $2.80 until May 1, 2007.

b)

On May 17, 2006, the Company announced the acquisition of the Incahuasi gold property, northwestern Argentina in exchange for aggregate payments of US$1,410,000 over five years, and a 2% NSR.

c)

On June 1, 2006, the Company announced that it had assumed 100% control of the Baja California IOCG, Mexico property following Anglo American’s election to exit the joint venture arrangement.

11.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

(a)

Differences in accounting principles

i.

Exploration expenditures

Under Canadian GAAP, acquisition costs and exploration expenditures are deferred as explained in note 2(e).

Under US GAAP, exploration costs incurred in locating areas of potential mineralization are expensed as incurred. Commercial feasibility is established in compliance with Industry Guide 7, which consists of identifying that part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.  After an area of interest has been assessed as commercially feasible, expenditures specific to the area of interest for further development are capitalized.  In deciding when an area of interest is likely to be commercially feasible, management may consider, among other factors, the results of prefeasibility studies, detailed analysis of drilling results, the supply and cost of required labour and equipment, and whether necessary mining and environmental permits can be obtained.

Under US GAAP, mining projects and properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. If estimated future cash flows expected to result from the use of the mining project or property are less than the capitalized costs, an impairment is recognized based upon the estimated fair value of the mining project or property.  Fair value generally is based on the present value of estimated future net cash flows for each mining project or property, calculated using estimated mineable reserves and mineral resources based on engineering reports, projected rates of production over the estimated mine life, recovery rates, capital requirements, remediation costs and future prices considering the Company’s hedging and marketing plans.

ii.

Stock-based compensation

Under Canadian GAAP, the Company elected to use the settlement method for employee stock options during 2003 where no compensation expense is recorded for options granted to employees. For US GAAP purposes the settlement method is not available, and therefore, the Company has elected to measure compensation expense using the intrinsic value-based method for employee stock options for US GAAP purposes.  For 2004 and 2005, the Company used the fair value method for both Canadian and US GAAP purposes.

iii.

Reconciliation of total assets, liabilities and stockholders’ equity:

	April 30, 2006	October 31, 2005
Total assets per Canadian GAAP	$ 30,570,794	$ 28,480,066
Expenditures on resource properties
expensed under US GAAP	(16,730,960)	(12,188,346)
Total assets per US GAAP	$ 13,839,834	$ 16,291,720
Total liabilities per Canadian GAAP	$ 443,921	$ 809,232
Adjustments to US GAAP	-	-
Total liabilities per US GAAP	443,921	809,232
Total equity per Canadian GAAP	30,126,873	27,670,834
Expenditures on resource properties
expensed under US GAAP	(16,730,960)	(12,188,346)
Total equity per US GAAP	13,395,913	15,482,488

Total liabilities and equity per US GAAP	$ 13,839,834	$ 16,291,720

iv.

Reconciliation of net loss reported in Canadian GAAP and US GAAP:

Statement of operations for the six months ended April 30:

	2006	2005
Reconciliation of net loss from Canadian
GAAP to US GAAP
Net loss per Canadian GAAP	$ (2,064,902)	$ (3,475,924)
Acquisition of mineral properties	(1,817,334)	(2,695,383)
Exploration and development costs, net	(3,125,134)	(1,796,706)
Reverse amounts written-off	399,854	972,167
Stock-based compensation using intrinsic
method	-	-
Net loss per US GAAP	$ (6,607,516)	$ (6,995,846)

Net loss per share in
accordance with Canadian GAAP	$(0.04)	$(0.09)
Total differences	$(0.12)	$(0.08)
Net loss per share in
accordance with US GAAP	$(0.16)	$(0.17)
Weighted average number of shares outstanding	42,442,870	40,582,160

(b)

Recent US accounting pronouncements

i

FAS 153, Exchanges of non-monetary Assets. The provisions of this Statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of this Statement should be applied prospectively. There is no impact on the Company’s financial statements.

ii.

FIN 46(R), Consolidation of Variable Interest Entities, applies at different dates to different types of enterprises and entities, and special provisions apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of Interpretation 46(R). Application of Interpretation 46 or Interpretation 46(R) is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to entities other than special-purpose entities and by non-public entities to all types of entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply Interpretation 46 for a short period of time before applying Interpretation 46(R). There is no impact on the Company’s financial statements.

iii           In 2004, FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance.  This revised pronouncement requires that all stock options and warrants be accounted for using the fair value method.  This pronouncement will have no impact on the Company, as the Company accounts for all options and warrants using the fair value method, under Canadian GAAP.